Exhibit 10.16

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of November 1, 2022 (the “Grant Date”) between XPO LOGISTICS, INC., a Delaware corporation (the “Company” or “XPO”), and Brad Jacobs.

This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of 1,174,495 restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award Agreement supersedes and replaces in its entirety (i) the award agreement pursuant to which the award of performance-based restricted stock units was granted to you in August 2018 (the “2018 PSU Award”) and (ii) the award agreement pursuant to which the award of performance-based restricted stock units was granted to you in June 2019 (the “2019 PSU Award”), and, in each case, all amendments and modifications thereto that precede the Grant Date, with the effect that the 2018 PSU Award and the 2019 PSU Award, to the extent that such awards remain outstanding immediately prior to the Grant Date, are converted into a single time-based vesting restricted stock unit award as set forth herein. This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.001 par value (each, a “Share”), or cash, as set forth in Section 3 of this Award Agreement.

You must affirmatively acknowledge and accept this Award Agreement within 120 days following the Grant Date. A failure to acknowledge and accept this Award Agreement within such 120 day period will result in forfeiture of this Award, effective as of the 121st day following the Grant Date.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES, AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” shall have the meaning given to such term in your Employment Agreement or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Disability” shall having the meaning given to such term in your Employment Agreement or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.

“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries, as in effect from time to time.

“Good Reason” shall having the meaning given to such term in your Employment Agreement or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Settlement Date” means a date that is within ten (10) days following the date, if any, on which the RSUs vest pursuant to Section 3.

“Termination Without Cause as a Non-Employee Director” means, at any time after you cease to be an employee of the Company but continue to serve on the Board as a non- employee director, your cessation of service on the Board, if (i) you are removed from the Board without Cause (as defined in your Employment Agreement, excluding clauses (i) and (ii) thereof), (ii) you are not nominated for election to the Board despite your willingness to continue to serve as a non-employee director, or (iii) you are nominated for election but not re-elected to the Board.

“Vesting Date” means December 31, 2024.

SECTION 3. Vesting and Settlement. Notwithstanding anything to the contrary, to the extent that there is a conflict between the terms of your Employment Agreement and the terms of this Section 3, whichever terms are more favorable to you will control.

(a)Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the Award shall vest on the Vesting Date subject to your continued employment through the Vesting Date (except as otherwise provided in Sections 3(b) and 3(c)). References to “employment” in this Section 3 shall refer to, if applicable, your continued service on the Board as a non-employee director.

(b)Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c), all unvested RSUs will be forfeited upon your termination of employment for any reason prior to the Vesting Date, except that (i) if your employment terminates by reason of your death or Disability, (ii) your employment terminates due to an involuntary termination by the Company without Cause or resignation by you for Good Reason, or (iii) if you cease to be a non-employee director on the Board under circumstances constituting Termination without Cause as a Non-Employee Director, then all outstanding RSUs shall vest in full immediately.

(c)Change of Control. Upon a Change of Control that occurs prior to the Vesting Date, if you remain employed at the time of such Change of Control, then all outstanding RSUs (including any RSUs replaced in compliance with Section 8(b) of the Plan) shall remain outstanding and unvested, and shall continue to vest in accordance with the time-

based vesting conditions set forth in Section 3(a), subject to your continued employment through the Vesting Date, or shall vest upon your earlier termination of employment to the extent set forth in Section 3(b) hereof. Or, if such RSUs are not replaced in compliance with Section 8(b) of the Plan, the RSUs shall vest immediately prior to the completion of the Change of Control.

(d)Settlement of RSU Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then no later than the applicable Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has been deemed earned and vested in accordance with the terms of this Award Agreement; provided, that the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.

SECTION 4. Forfeiture of RSUs. This Award Agreement shall be subject to the terms of Section 6(g) of your Employment Agreement and for the avoidance of doubt, the term Confidential Information as defined in your Employment Agreement shall include the information covered by the confidentiality covenant contained in Section 10(c) hereof.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until Shares are actually issued in book-entry form to you or your legal representative in settlement of this Award.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends.

(a)Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b)Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c)Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Subject to Section 14, the Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution.

(a)Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c)Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel and tax advisor (provided that such counsel and/or advisor agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute or to make any necessary tax filing).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:        XPO Logistics, Inc. Five American Lane Greenwich, CT 06831
Attention: Chief Human Resources Officer

If to you:    To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your written consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15. Section 409A.

(a)It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c)If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).

(d)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

SECTION 17. Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

SECTION 18. Lock-Up. All shares received on settlement of the Award (net of Shares withheld to satisfy the applicable tax withholding) shall be subject to a lock-up from the date hereof until December 31, 2025 on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly; provided, however, that such lock-up may be waived in the sole discretion of the Committee and shall not apply after a Change in Control or after your death.

SECTION 19. Securities Trade Monitoring Policy. You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy” ). The Company’s preferred broker is currently Morgan Stanley. Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

SECTION 20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.

By
/s/ Josephine Berisha
Name: Josephine Berisha
Title:    Chief Human Resources Officer

BRAD JACOBS

/s/ Brad Jacobs